Exhibit 99.1

LULULEMON ATHLETICA INC. ANNOUNCES FIRST QUARTER FISCAL 2022 RESULTS

Revenue increased 32% to $1.6 billion
Comparable sales increased 28%, or increased 29% on a constant dollar basis
Diluted EPS of $1.48
Vancouver, British Columbia – June 2, 2022 – lululemon athletica inc. (NASDAQ:LULU) today announced financial results for the first quarter of fiscal 2022.
Calvin McDonald, Chief Executive Officer, stated: "In the first quarter of 2022, continued momentum in the business enabled us to achieve a strong start to the year. These results provide a solid foundation as we begin our next five-year journey and deliver against our new Power of Three ×2 growth plan. I want to thank our teams around the world for remaining agile and continuing to execute at a high level to achieve our goals, while successfully navigating the challenges within the macro environment. We look forward to all that lies ahead for lululemon as we continue to grow the brand."
The fiscal year ending January 29, 2023 is referred to as "2022", the fiscal year ended January 30, 2022 is referred to as "2021", and the fiscal year ended February 2, 2020 is referred to as "2019". The adjusted non-GAAP financial measures below exclude certain costs incurred in connection with the acquisition of MIRROR, and the related tax effects.
For the first quarter of 2022, compared to the first quarter of 2021:
•Net revenue increased 32% to $1.6 billion.
–Net revenue increased 32% in North America, and increased 29% internationally.
•Total comparable sales increased 28%, or 29% on a constant dollar basis.
–Comparable store sales increased 24%.
–Direct to consumer net revenue increased 32%, or 33% on a constant dollar basis.
•Direct to consumer net revenue represented 45% of total net revenue compared to 44% for the first quarter of 2021.
•Gross profit increased 24% to $870.4 million and gross margin decreased 320 basis points to 53.9%.
•Income from operations increased 34% to $260.3 million. Adjusted income from operations increased 29%.
•Operating margin increased 30 basis points to 16.1%. Adjusted operating margin decreased 30 basis points.
•Income tax expense increased 43% to $70.3 million. The effective tax rate for the first quarter of 2022 was 27.0% compared to 25.3% for the first quarter of 2021. The adjusted effective tax rate was 24.5% for the first quarter of 2021.
•Diluted earnings per share were $1.48 compared to $1.11 in the first quarter of 2021. Adjusted diluted earnings per share were $1.16 in the first quarter of 2021.
•The Company repurchased 0.7 million shares of its own common stock at an average price of $328.40 per share for a total cost of $232.6 million.
•The Company opened five net new company-operated stores during the first quarter, ending with 579 stores.
For the first quarter of 2022, compared to the first quarter of 2019:
•Net revenue increased by $831.1 million, or 106%, representing a three-year compound annual growth rate of 27%.
•Gross margin was consistent at 53.9%.
•Operating margin decreased 40 basis points.
•Diluted earnings per share were $1.48 compared to $0.74 in the first quarter of 2019.

Meghan Frank, Chief Financial Officer, stated: "Our teams continue to deliver strong financial performance while navigating the ongoing impacts of COVID-19, supply chain disruptions and inflationary pressures. While we are not immune to these challenges, our omni operating model, balanced growth strategy, and unique approach toward innovation enable the positive results we are reporting today and anticipate for the full year."
Balance sheet highlights
The Company ended the first quarter of 2022 with $649.0 million in cash and cash equivalents and the capacity under its committed revolving credit facility was $396.9 million.
Inventories at the end of the first quarter of 2022 increased 74% to $1.3 billion compared to $0.7 billion at the end of the first quarter of 2021. On a unit basis inventory increased 56%, representing a three-year compound annual growth rate of 36%, which is inclusive of five-percentage points for in-transit inventories. The Company believes its inventories are well positioned to support its expected revenue growth in the second quarter.
2022 Outlook
For the second quarter of 2022, the Company expects net revenue to be in the range of $1.750 billion to $1.775 billion, representing a three-year compound annual growth rate of approximately 26%. Diluted earnings per share are expected to be in the range of $1.89 to $1.94 for the quarter and, excluding the gain on the sale of an administrative office building, adjusted diluted earnings per share are expected to be in the range of $1.82 to $1.87.
For 2022, the Company expects net revenue to be in the range of $7.610 billion to $7.710 billion, representing a three-year compound annual growth rate of 24% to 25%. Diluted earnings per share are expected to be in the range of $9.42 to $9.57 for the year and, excluding the gain on the sale of an administrative office building, adjusted diluted earnings per share are expected to be in the range of $9.35 to $9.50.
The guidance does not reflect potential future repurchases of the Company's shares.
The guidance and outlook forward-looking statements made in this press release are based on management's expectations as of the date of this press release and does not incorporate future unknown impacts, including from the spread of COVID-19. While most of the Company's retail locations are currently open; further resurgences in COVID-19, including from variants, could cause additional restrictions, including temporarily closing all or some of its retail locations again, result in lower consumer demand, and cause further disruption in its supply chain. The Company undertakes no duty to update or to continue to provide information with respect to any forward-looking statements or risk factors, whether as a result of new information or future events or circumstances or otherwise. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of risks and uncertainties, including those stated below.
Conference Call Information
A conference call to discuss first quarter results is scheduled for today, June 2, 2022, at 4:30 p.m. Eastern time. Those interested in participating in the call are invited to dial 1-800-319-4610 or 1-604-638-5340, if calling internationally, approximately 10 minutes prior to the start of the call. A live webcast of the conference call will be available online at: https://corporate.lululemon.com/investors/news-and-events/events-and-presentations. A replay will be made available online approximately two hours following the live call for a period of 30 days.
About lululemon athletica inc.
lululemon athletica inc. (NASDAQ:LULU) is a technical athletic apparel, footwear, and accessories company for yoga, running, training, and most other activities, creating transformational products and experiences that build meaningful connections, unlocking greater possibility and wellbeing for all. Setting the bar in innovation of fabrics and functional designs, lululemon works with yogis and athletes in local communities around the world for continuous research and product feedback. For more information, visit lululemon.com.

Non-GAAP Financial Measures
Constant dollar changes and adjusted financial results are non-GAAP financial measures. A constant dollar basis assumes the average foreign currency exchange rates for the period remained constant with the average foreign currency exchange rates for the same period of the prior year. The Company provides constant dollar changes in its results to help investors understand the underlying growth rate of net revenue excluding the impact of changes in foreign currency exchange rates.
Adjusted income from operations, operating margin, income tax expense, effective tax rates, net income, and diluted earnings per share exclude items related to the MIRROR acquisition. The Company excludes transaction, integration costs, the gain on lululemon's previous investment in MIRROR, certain acquisition-related compensation costs, and the related income tax effects of these items.
Subsequent to May 1, 2022, the Company completed the sale of an administrative office building which resulted in a gain on sale that will be recognized during the second quarter of 2022. Expected adjusted diluted earnings per share excludes the gain on the sale of the building, net of tax.
The Company believes these adjusted financial measures are useful to investors as they provide supplemental information that enable evaluation of the underlying trend in its operating performance, and enable a more consistent comparison to its historical financial information. Further, due to the finite and discrete nature of these items, it does not consider them to be normal operating expenses that are necessary to operate the business. Management uses these adjusted financial measures and constant currency metrics internally when reviewing and assessing financial performance.
The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or with greater prominence to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the section captioned "Reconciliation of Non-GAAP Financial Measures" included in the accompanying financial tables, which includes more detail on the GAAP financial measure that is most directly comparable to each non-GAAP financial measure, and the related reconciliations between these financial measures.
Forward-Looking Statements:
This press release includes estimates, projections, statements relating to the Company's business plans, objectives, and expected operating results that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In many cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "outlook," "believes," "intends," "estimates," "predicts," "potential" or the negative of these terms or other comparable terminology. These forward-looking statements also include the Company's guidance and outlook statements. These statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation: the Company's ability to maintain the value and reputation of its brand; the current COVID-19 coronavirus pandemic and related government, private sector, and individual consumer responsive actions; its highly competitive market and increasing competition; increasing costs and decreasing selling prices; its ability to anticipate consumer preferences and successfully develop and introduce new, innovative and updated products; the acceptability of its products to guests; its ability to accurately forecast guest demand for its products; changes in consumer shopping preferences and shifts in distribution channels; its ability to expand in light of its limited operating experience and limited brand recognition in new international markets and new product categories; its ability to realize the potential benefits and synergies sought with the acquisition of MIRROR; its ability to manage its growth and the increased complexity of its business effectively; its ability to successfully open new store locations in a timely manner; seasonality; disruptions of its supply chain; its reliance on and limited control over third-party suppliers to provide fabrics for and to produce its products; suppliers or manufacturers not complying with its Vendor Code of Ethics or applicable laws; its ability to deliver its products to the market and to meet guest expectations if it has problems with its distribution system; increasing labor costs and other factors associated with the production of its products in South Asia and South East Asia; its ability to safeguard against security breaches with respect to its technology systems; its compliance with privacy and data protection laws; any material disruption of its information systems; its ability to have technology-based systems function effectively and grow its e-commerce business globally; climate change, and related legislative and regulatory responses; increased scrutiny regarding its environmental, social, and governance, or sustainability responsibilities; an economic recession, depression, or downturn or economic uncertainty in its key markets; global economic and political conditions and global events such as health pandemics;

its ability to source and sell its merchandise profitably or at all if new trade restrictions are imposed or existing trade restrictions become more burdensome; changes in tax laws or unanticipated tax liabilities; its ability to comply with trade and other regulations; fluctuations in foreign currency exchange rates; imitation by its competitors; its ability to protect its intellectual property rights; conflicting trademarks and patents and the prevention of sale of certain products; its exposure to various types of litigation; and other risks and uncertainties set out in filings made from time to time with the United States Securities and Exchange Commission and available at www.sec.gov, including, without limitation, its most recent reports on Form 10-K and Form 10-Q. You are urged to consider these factors carefully in evaluating the forward-looking statements contained herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by these cautionary statements. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances, except as may be required by law.
Contacts:
Investor Contact:
lululemon athletica inc.
Howard Tubin
1-604-732-6124
or
ICR, Inc.
Joseph Teklits/Caitlin Churchill
1-203-682-8200

Media Contact:
lululemon athletica inc.
Erin Hankinson
1-604-732-6124
or
Brunswick Group
Eleanor French
1-415-671-7676

lululemon athletica inc.
Condensed Consolidated Statements of Operations
Unaudited; Expressed in thousands, except per share amounts

	First Quarter
	2022	2021
Net revenue	$1,613,463	$1,226,465
Costs of goods sold	743,070	526,151
Gross profit	870,393	700,314
As a percent of net revenue	53.9%	57.1%
Selling, general and administrative expenses	607,851	496,634
As a percent of net revenue	37.7%	40.5%
Amortization of intangible assets	2,195	2,195
Acquisition-related expenses	—	7,664
Income from operations	260,347	193,821
As a percent of net revenue	16.1%	15.8%
Other income (expense), net	(22)	227
Income before income tax expense	260,325	194,048
Income tax expense	70,327	49,092
Net income	$189,998	$144,956

Basic earnings per share	$1.48	$1.11
Diluted earnings per share	$1.48	$1.11
Basic weighted-average shares outstanding	128,077	130,358
Diluted weighted-average shares outstanding	128,541	130,984

lululemon athletica inc.
Condensed Consolidated Balance Sheets
Unaudited; Expressed in thousands

	May 1, 2022	January 30, 2022	May 2, 2021
ASSETS
Current assets
Cash and cash equivalents	$649,016	$1,259,871	$1,179,739
Inventories	1,275,040	966,481	732,890
Prepaid and receivable income taxes	116,281	118,928	139,123
Other current assets	262,903	269,573	201,700
Total current assets	2,303,240	2,614,853	2,253,452
Property and equipment, net	974,784	927,710	774,685
Right-of-use lease assets	819,998	803,543	719,139
Goodwill and intangible assets, net	455,940	458,179	465,000
Deferred income taxes and other non-current assets	143,250	138,193	117,555
Total assets	$4,697,212	$4,942,478	$4,329,831
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$308,086	$289,728	$196,934
Accrued liabilities and other	362,938	330,800	267,998
Accrued compensation and related expenses	119,482	204,921	154,729
Current lease liabilities	178,273	188,996	168,145
Current income taxes payable	22,279	133,852	7,997
Unredeemed gift card liability	183,910	208,195	141,149
Other current liabilities	31,923	48,842	27,862
Total current liabilities	1,206,891	1,405,334	964,814
Non-current lease liabilities	726,270	692,056	616,917
Non-current income taxes payable	28,555	38,074	38,073
Deferred income tax liability	53,061	53,352	60,807
Other non-current liabilities	14,385	13,616	9,365
Stockholders' equity	2,668,050	2,740,046	2,639,855
Total liabilities and stockholders' equity	$4,697,212	$4,942,478	$4,329,831

lululemon athletica inc.
Condensed Consolidated Statements of Cash Flows
Unaudited; Expressed in thousands

	First Quarter
	2022	2021
Cash flows from operating activities
Net income	$189,998	$144,956
Adjustments to reconcile net income to net cash provided by (used in) operating activities	(433,254)	69,153
Net cash provided by (used in) operating activities	(243,256)	214,109
Net cash used in investing activities	(101,328)	(85,464)
Net cash used in financing activities	(259,560)	(122,235)
Effect of foreign currency exchange rate changes on cash	(6,711)	22,812
Increase (decrease) in cash and cash equivalents	(610,855)	29,222
Cash and cash equivalents, beginning of period	1,259,871	1,150,517
Cash and cash equivalents, end of period	$649,016	$1,179,739

lululemon athletica inc.
Reconciliation of Non-GAAP Financial Measures
Unaudited; Expressed in thousands, except per share amounts

Constant dollar changes in net revenue, total comparable sales, comparable store sales, and direct to consumer net revenue
The below changes show the change for the first quarter of 2022 compared to the first quarter of 2021.

	Net Revenue	Total Comparable Sales[1,2]	Comparable Store Sales[2]	Direct to Consumer Net Revenue
Change	32%	28%	24%	32%
Adjustments due to foreign currency exchange rate changes	—	1	—	1
Change in constant dollars	32%	29%	24%	33%
__________
(1)Total comparable sales includes comparable store sales and direct to consumer net revenue.
(2)Comparable store sales reflects net revenue from company-operated stores that have been open for at least 12 full fiscal months, or open for at least 12 full fiscal months after being significantly expanded. Comparable store sales exclude sales from stores which have been temporarily relocated for renovations or have been temporarily closed.

Adjusted financial measures
The following table reconciles adjusted financial measures with the most directly comparable measures calculated in accordance with GAAP. The adjustments relate to the acquisition of MIRROR and its related tax effects. Please refer to Note 3. Acquisition-Related Expenses included in Item 1 of Part I of the Company's Report on Form 10-Q to be filed with the SEC on or about June 2, 2022 for further information on these adjustments. There were no acquisition-related expenses in the first quarter of 2022.

	First Quarter 2021
	Income from Operations	Operating Margin	Income Tax Expense	Effective Tax Rate	Net Income	Diluted Earnings Per Share
GAAP results	$193,821	15.8%	$49,092	25.3%	$144,956	$1.11
Transaction and integration costs	496	—			496	—
Acquisition-related compensation	7,168	0.6			7,168	0.05
Tax effect of the above			372	(0.8)	(372)	—
Adjusted results (non-GAAP)	$201,485	16.4%	$49,464	24.5%	$152,248	$1.16

Expected adjusted earnings per share
Subsequent to May 1, 2022, the Company completed the sale of an administrative office building with a carrying value of $5.4 million. The sale resulted in a pre-tax gain of $10.2 million which will be recognized during the second quarter of 2022. Expected adjusted diluted earnings per share excludes the gain on the sale of the building, net of tax.

	Second Quarter Fiscal 2022	Fiscal 2022
Expected diluted earnings per share range	$1.89 to $1.94	$9.42 to $9.57
Gain on sale, net of tax	(0.07)	(0.07)
Expected adjusted earnings per share range (non-GAAP)	$1.82 to $1.87	$9.35 to $9.50

lululemon athletica inc.
Company-operated Store Count and Square Footage1
Square Footage Expressed in Thousands

	Number of Stores Open at the Beginning of the Quarter	Number of Stores Opened During the Quarter	Number of Stores Closed During the Quarter	Number of Stores Open at the End of the Quarter
2nd Quarter 2021	523	11	—	534
3rd Quarter 2021	534	19	1	552
4th Quarter 2021	552	23	1	574
1st Quarter 2022	574	6	1	579

	Total Gross Square Feet at the Beginning of the Quarter	Gross Square Feet Added During the Quarter[2]	Gross Square Feet Lost During the Quarter[2]	Total Gross Square Feet at the End of the Quarter
2nd Quarter 2021	1,862	43	—	1,905
3rd Quarter 2021	1,905	99	2	2,002
4th Quarter 2021	2,002	126	3	2,125
1st Quarter 2022	2,125	32	2	2,155
 __________
1Company-operated store count and square footage summary excludes retail locations operated by third parties under license and supply arrangements.
2Gross square feet added/lost during the quarter includes net square foot additions for company-operated stores which have been renovated or relocated in the quarter.